Exhibit 3.1

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED BYLAWS

OF

ABEONA THERAPEUTICS INC.

The undersigned, being the duly elected and acting Chief Executive Officer of Abeona Therapeutics Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

1. The Board of Directors of the Corporation, by unanimous written consent, approved and adopted the following amendments to the Amended and Restated Bylaws of the Corporation (the “Bylaws”), effective as of April 25, 2022:

The Bylaws are hereby amended by the replacement in its entirety of Section 12 under Article II, so that it now reads in its entirety as follows (emphasis added solely for illustrative purposes to show changes):

“12. Quorum. Except as otherwise provided in the Certificate of Incorporation, the presence, in person or by proxy, of the holders of ~~a majority~~ one-third of the shares outstanding and entitled to vote shall constitute a quorum at meetings of the stockholders. In all matters, other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and actually voting on the subject matter shall be the act of the stockholders. Directors shall be elected by a majority of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In the event any stockholders withdraw from a duly organized meeting at which a quorum was initially present, the remaining shares represented shall constitute a quorum for the purpose of continuing to do business, and the affirmative vote of the majority of the remaining shares represented at the meeting and entitled to vote on the subject matter shall be the act of the stockholders unless the vote of a greater number or voting by classes is required by the General Corporation Law of Delaware or the Certificate of Incorporation.”

2. All other provisions of the Bylaws of the Corporation remain unchanged and are in full force and effect.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 25th day of April 2022.

By:	/s/ Vishwas Seshadri
Name:	Vishwas Seshadri, Ph.D.
Title:	Chief Executive Officer